EXHIBIT 10(s)
                                                                   -------------


Confidential Treatment Requested as to certain information contained in this
Exhibit 10(s) and filed separately with the Securities and Exchange Commission.

                             MANUFACTURING AGREEMENT

                                  The Parties:

PRINCIPIA LIGHTWORKS, INC., ("Principia") is a business incorporated under the laws of California and has its principal place of business at 6455 Independence Avenue, Woodland Hills, California 91367; and

BANDWIDTH SEMICONDUCTOR, LLC, ("Bandwidth") is a business incorporated under the laws of Delaware and has its principal place of business at 25 Sagamore Park Road, Hudson, New Hampshire 03051.

PURPOSE OF THIS AGREEMENT:

Principia designs, develops, and markets semiconductor devices, among which is a device known as an electron beam-pumped, vertical cavity, surface emitting laser (the "eVCSEL" or the "Device"). As a component of its strategy to market the Device, Principia requires a party to manufacture the Device in sufficient quantity while achieving certain quality, reliability, and cost objectives.

Bandwidth is a semiconductor foundry with proprietary semiconductor fabrication processing capability and with experience in process technology development necessary to tailor fabrication processes as needed to fabricate semiconductor devices, including those applicable to the Device.

Bandwidth has demonstrated to the satisfaction of Principia that it has the required skill and ability to fabricate the necessary precursor material for the Device (the "Wafers," defined hereinbelow), and Principia desires that Bandwidth manufacture the same for Principia's commercial distribution. Bandwidth, for its part, desires to manufacture the Device for Principia's commercial distribution. To further this goal, Bandwidth and Principia (collectively, "the Parties") agree as set forth below (the "Agreement").

     1.   DEFINITIONS

          a) "Bandwidth Background IP" shall mean all of Bandwidth's right, title and interest in the Intellectual Property which shall include, but not be limited to, the process parameters for Wafer fabrication, the means of modifying the same, and methods of determining the degree to which the finished Wafers meet the specifications required.

          b) "Effective Date" shall mean the date on which the latter of Principia and Bandwidth shall sign this Agreement.

          c) "Intellectual Property" or "IP" shall mean all any and all patent rights, copyright rights, mask work rights, trade secret rights, common law confidential information rights, SUI GENERIS database rights and all other intellectual and industrial property rights of any sort throughout the world (including any application therefor), as well as any idea, concept, discovery, invention, development, technology, work of authorship, trade secret, software, firmware, tool, process, technique, know-how, data, plan, device, apparatus, architecture, specification, design, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative works thereof).

          d) "Manufacturing Facility" shall mean that facility owned and operated by Bandwidth for the manufacture, as described in this Agreement, of the epitaxial metal-organic chemical vapor deposition reactor material for the Device.

          e) "Principia Background IP" shall mean all of Principia's right, title, and interest in the Intellectual Property which shall in include, but not be limited to, proprietary designs, formulae, processes and parameters, specifications, and the design for the Device, the specific structure from which the Device is fabricated, and the method of fabricating the Device from a finished Wafer.

          f) "Wafer" shall mean gallium arsenide semiconductor wafers sized from two inches to four inches, treated for photoluminescence for R-G-B emissions, and adapted for use in eVCSEL applications, including, without limitation, by means of epitaxial deposition processes.


     2.   MANUFACTURING FACILITY

          a) Based on Principia's commitment to purchase Wafers and to pay the Non-Recurring Engineering and Facility Payment and the Monthly Facility Availability Payments, both as defined hereinbelow, as well as other promises contained herein, Bandwidth shall construct, own, operate, and make available, as provided hereinbelow, the Manufacturing Facility on the terms and conditions as set forth herein.

          b) Principia hereby agrees and acknowledges, that as a material precondition to Bandwidth's ability to complete the Manufacturing Facility, it shall license the Principia Background IP to Bandwidth for use on Principia's behalf, subject to the terms and conditions of Section 6, hereinbelow, and shall provide reasonable consulting services to integrate Principia's technology by Principia's employees or contractors, at Principia's sole expense.

          c) Bandwidth shall determine, in its sole discretion, the materials, facilities, and support necessary for the manufacture of the Wafers, and shall construct, install, qualify, and provide the same. At the time that the Manufacturing Facility is fully qualified and ready to commence the manufacture of the Wafers (the "Substantial Completion"), it shall include some or all of the following:

               i) *** (the "*** Reactors"), each with the capacity of producing approximately *** Wafers per run;

               ii) Support Facilities, to include gas cabinets, gas exhaust and scrubbers, and related components;

               iii) Production Support Equipment, to include blue/green PL system wafer inspection system, gas detection equipment, and related components;

               iv) Facility Engineering for gas distribution, gas detection, cleanroom controls, electrical system design and UPS installation;

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

               v)   Facility Engineering, Start-up and Technical Support for:

                    A)   Reactor specification, facility design.

                    B)   Installation and start-up.

                    C) Qualification of material and definitization of the Manufacturing Specification and Protocols, which shall be agreed and reduced to writing by the Parties, in good faith and within a reasonable time after the installation of the *** Reactors (but no more than one hundred twenty (120) days thereafter, and which shall contain the specifications and protocols indicated in EXHIBIT A, attached hereto. Principia shall further assist as necessary and reasonable, upon Bandwidth's request, with defining the required process specifications and qualifying the equipment as provided in Paragraph 2(b), hereinabove; and

               vi) Start-up Materials, to include required gas sources and wafers to commission and qualify the Manufacturing Facility.

          d) The anticipated time frame (the "Construction Timeline") to Substantial Completion of the Manufacturing Facility is twelve
               (12) months, which shall include, but not be limited to, the order process for the *** Reactors, the delivery of the *** Reactors, and the installation and qualification of the *** Reactors with the assistance of Principia. Principia hereby agrees and acknowledges that the Construction Timeline represents Bandwidth's best estimate and that the actual time frame is subject to, and contingent on, timely inputs from various parties beyond Bandwidth's control, including, but not limited to, Principia. Bandwidth makes no representation or warranty as to the outcome or timing of the Substantial Completion of the Manufacturing Facility except that it will use commercially reasonable efforts to meet the Construction Timeline. Principia agrees and acknowledges that no delay in the Substantial Completion of the facility shall be grounds for suspension of the Facility Availability Payments as provided at Paragraph 4(b), hereinbelow, provided that Bandwidth uses commercially reasonable efforts.

          e) Title to and ownership of the Manufacturing Facility shall vest solely in Bandwidth. Bandwidth alone shall be responsible for its operation, maintenance, and upkeep so as to meet the obligations set forth herein. Production of Wafers, in the quantity required by Principia and subject to the ordering forecast protocols set forth hereinbelow, shall have priority over other uses of the Manufacturing Facility. Bandwidth shall, in its sole discretion, use the Manufacturing Facility for such other purposes that do not interfere with the requirements of this Agreement. Principia shall not place, nor be entitled, in equity or under operation of law, to place, any lien or encumbrance on the Manufacturing Facility or any of its contents including, but not limited to, pursuant to the Uniform Commercial Code or as pledged collateral for any debt of any kind, nor shall it allow any party to do so on its behalf or on the behalf of any third party.

          f) In the event that Principia seeks to make any improvement in the design of the Device, or structure of the Wafer that requires changes in the production parameters, or any other change or improvement to the Principia Background IP, Principia shall promptly convey the same to Bandwidth, pursuant to the provisions of Paragraph

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

               6(a), and shall cooperate to re-qualify the Manufacturing Facility equipment, with the expense thereof to be considered an increase in Bandwidth's cost of manufacture pursuant to Paragraph 4(d), hereinbelow. The Parties agree that such changes will result in the revised product being characterized as "Wafers" subject to this Agreement and that the obligations of each Party to this Agreement are not diminished or voided should such changes be instituted by Principia.


     3.   MANUFACTURE OF WAFERS

          Pursuant to the provisions of Paragraph 3(a), hereinbelow, Bandwidth shall be the exclusive manufacturer of the Wafers in accordance with specifications established by Principia and attached hereto as EXHIBIT A, based upon the following manufacturing plan:

          a) In the period between the Effective Date and Substantial Completion (the "Interim Period"), Bandwidth may produce, at Principia's written request, Wafers in the red frequency in its existing III-V reactor, subject to the same pricing as is provided at Section 4 and pursuant to the purchase terms and conditions, set forth herein and in EXHIBIT B.

          b) Upon the passage of thirty (30) days of written notice from Bandwidth of Substantial Completion, Principia, by its signature hereto, shall be deemed to have placed with Bandwidth a purchase order (the "Purchase Order") for the twelve (12) month period (the first "Production Year") beginning on the placement of the Purchase Order, in substantially the same form as the model attached at EXHIBIT B, for not less than *** Wafers, at the pricing established at Paragraph 4(d), hereinbelow, and pursuant to the terms and conditions set forth at EXHIBIT B. Such Wafers shall be deliverable over the first Production Year. Within thirty days of the start of the second Production Year, Principia, by its signature hereto, is deemed to have placed with Bandwidth a Purchase Order for at least the same number of Wafers as in the first Production Year. Each Purchase Order shall be in the form attached hereto as EXHIBIT B, and shall incorporate by reference all terms and conditions of this Agreement that are not inconsistent with the terms and conditions set forth on EXHIBIT
               B. In the event of any inconsistency between the Purchase Order and this Agreement, the Purchase Order shall prevail.

          c) In each and every Production Year in the Term, as provided in Paragraph 10(a), hereinbelow, Principia shall provide to Bandwidth a production forecast (the "Production Forecast") of its anticipated order values as soon as possible prior to the beginning of the New Production Year, but in no event less than sixty (60) days prior to the beginning of that Production Year. Bandwidth may reasonably rely on the Production Forecast in planning its use of the Manufacturing Facility for that year. Principia shall use its best, commercially reasonable efforts to plan its orders such that the annualized volume shall not exceed ***% of a Production Forecast without the prior assent of Bandwidth, and acknowledges that Bandwidth shall not be responsible to produce any orders in excess of such forecast, even if such additional amount is within the guaranteed capacity set forth in Section 3(d) hereinbelow, unless timely forecasted. For each Production Forecast, a third of the total production shall be for each of the three colors used in the device.

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

          d) In each and every Production Year, Bandwidth hereby guarantees the capacity to produce up to *** Wafers, and shall use commercially reasonable efforts to be available to produce up to a maximum annual capacity of *** Wafers.

          e) Principia agrees and acknowledges that all Purchase Orders issued by it in connection herewith shall be cancelable only by payment to Bandwidth equal to the profit Bandwidth would have reasonably earned on the order value for all Wafers ordered under those Purchase Orders, plus the labor and material costs to manufacture all Wafers produced and/or in the manufacturing process (commencing at the point raw material purchase) but not yet shipped or paid for by Principia according to any such Purchase Order's schedule, payable as liquidated damage amounts are the best estimate of the damages Bandwidth would suffer. The parties agree that Bandwidth's actual damages would be difficult or impossible to determine if Principia were to breach a given Purchase Order, and that these stated liquidated damage amounts are the best estimate of the damages Bandwidth would suffer.

          f) Bandwidth shall have the opportunity to provide to Principia additional value-added manufacturing on the incorporation of the Wafers into the Device (the "Subsequent Manufacturing Process"), if it can match or exceed the pricing, quantity, and delivery terms of any third party manufacturer from whom Principia has obtained a commitment to provide the Subsequent Manufacturing Process. Principia shall notify Bandwidth, in writing, prior to awarding any contract for a material Subsequent Manufacturing Process, providing Bandwidth with the pricing, quantity, and delivery terms offered by the third party manufacturer. Bandwidth shall have ten (10) business days from the receipt of the notice to notify Principia of its intent to provide the indicated Subsequent Manufacturing Process on terms comparable to the third party offer, after which the Parties shall have twenty (20) business days to exercise reasonable commercial efforts to enter into a binding contract for Bandwidth to provide the Subsequent Manufacturing Process.


     4.   SCHEDULE OF PAYMENTS

          Principia shall make certain payments in consideration for Bandwidth's performance of this Agreement according to the schedule below:

          a) "Non-Recurring Engineering and Facility Payment." To facilitate Bandwidth's establishment, design, installation, commission, and qualification of the Manufacturing Facility, Principia shall, ten
               (10) days after the Effective Date of this Agreement, issue full payment in the amount of *** to Bandwidth, which shall constitute the initial payment for non-recurring engineering and facility expenses relating to the Manufacturing Facility. Principia hereby agrees and acknowledges that its obligation to make this payment is a condition precedent to Bandwidth's further obligation to perform under this Agreement.

          b) "Monthly Facility Availability Payments." Principia hereby agrees and acknowledges that, in consideration for Bandwidth making the Manufacturing Facility available for the production of Wafers for Principia, it shall guarantee payment of *** Dollars ($***) (the

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

               "Guarantee Account") in sixty (60) equal monthly payments beginning in the seventh (7th) month after the Effective Date of this Agreement and continuing for sixty (60) months thereafter (the "Monthly Facility Availability Payments"). The payments shall be made without abatement or reduction due to set-off from any claim by Principia of cost or expense or delay in the Substantial Completion date, nor shall the payments be suspended due to any failure by Principia to fulfill its obligations under this Agreement. The payments for which this Paragraph 4(b) provides are based upon a sixty (60) month schedule of liquidation of the outstanding balance on the Guarantee Account. Any early termination of this Agreement in accordance with Paragraph 10(b), where Principia is the defaulting Party, shall have the effect of making the unpaid balance of the Guarantee Account immediately due and payable in full to Bandwidth. However, any early termination of this Agreement in accordance with Paragraph 10(b) where Bandwidth is the defaulting party

               Shall relieve Principia of any obligation to make additional payments on the unpaid balance of the Guarantee Account, as provided in Paragraph 4(c) below.

               Upon the execution of this Agreement, Principia shall, by the execution of a pledge agreement in substantially the same form as the Pledge Agreement attached hereto as EXHIBIT D, pledge to Bandwidth shares of Principia stock (the "Pledged Shares") of the type that has been issued by Principia in the most recent corporate finance transaction in such number that the shares will have an aggregate market value of at least *** Dollars ($***), based on the value stated in the then-most recent corporate finance transaction. Simultaneously with the signing of the Pledge Agreement, Principia shall also execute a Secretary's Certificate in substantially the same form as attached hereto as EXHIBIT E. These shares of stock will comply with the terms and conditions stated in EXHIBIT F, and such other terms and conditions as Bandwidth may request at the time of the deposit of the shares and the execution of the Pledge Agreement. The Pledge Agreement shall secure the first eighteen (18) Monthly Facility Availability Payments from the seventh (7th) through the twenty-fourth (24th) month. Should the market or other relevant valuation of the Pledged Shares decline by 25% or more of the original value as stated herein for a period of ninety (90) days or more, in Bandwidth's reasonable determination, Bandwidth may require Principia to pledge sufficient, additional shares so that the total value of all pledged shares remains equal to $*** less the cumulative total of all Facility Availability Payments that have actually been paid.

               The Pledge Agreement shall be structured to allow Bandwidth to draw upon them should Principia fail to make one or more Monthly Facility Availability Payments. Bandwidth shall return such shares to Principia on a PARI PASSU basis at the end of each month in a fashion in accord with Principia's payments of the Monthly Facility Availability Payment. The return of the shares shall occur at a price PRO-RATA with the current market or other relevant valuation, but not to exceed a value of $*** per share.

          c) The amounts to be paid by Principia to Bandwidth as the Non-Recurring Engineering and Facility Payment and the Monthly Facility Availability Payments are non-refundable except as provided in this Paragraph 4(c). In the event of a breach by Bandwidth that is not cured as provided hereinbelow at Section 10, Principia shall be entitled to forgiveness of any then-unmade Monthly Facility Availability Payments,

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

               as the sole measure of Principia's damages hereunder, which the parties agree is the best estimate of the damages Principia would suffer in such event.

          d) "Wafer Production Payments." For Bandwidth's manufacture and delivery of Wafers, Principia shall pay *** dollars ($***) per Wafer (the "Per Unit Price), which shall not include the costs of shipping and insurance to be prepaid by Principia. To the extent that Bandwidth's costs of manufacture increase greater than *** percent (***%) from the Effective Date or the previous setting of Per Unit Price, as a result of increases in cost of materials, the Per Unit Price will be increased by a corresponding percentage after Bandwidth has provided written notice to Principia of the increase. Notwithstanding the foregoing, to the extent that Bandwidth seeks to increase the Per Unit Price based on an increase of greater than *** percent (***%) in the cost of manufacture since the Effective Date or the previous setting of Per Unit Price (if there was one), Principia and Bandwidth shall use their best efforts to negotiate the increase in the Per Unit Price. If, only after the Parties have first attempted to use best efforts, in good faith, to negotiate, they fail to agree on a Per Unit Price, Principia shall be permitted to enter negotiations to establish an alternate supplier. If Principia receives a BONA FIDE, better written offer from an alternate supplier, Principia shall provide Bandwidth with notice thereof (including the specifics of that offer) and an opportunity to match or beat that offer within twenty (20) calendar days. Hereinabove, shall Principia shall have twenty-five (25) calendar days therefrom to accept or decline such offer. The parties shall continue throughout such forty-five (45) calendar day period to consult with each other and shall expend their best efforts, in good faith, to reach an agreement. The failure of the Parties to reach a new agreement shall be considered a material breach of this Agreement.

               In each of the second through the fifth Production Years, Principia shall be eligible for a volume discount equal to an *** percent (***%) reduction in the Per Unit Price stated herein for each whole *** percent (***%) increase in volume that is purchased in a given Production Year as compared to the original number of Wafers that are actually purchased and paid for in the First Production Year. These discounts shall be applicable, according to this formula, to the annual Wafer production amount to which Principia commits at the start of any Production Year, as evidenced by its non-cancelable Purchase Order to Bandwidth.

               All purchases shall be F.O.B. Bandwidth's dock, using a carrier selected by Principia. Invoices shall be issued and dated the day on which any product is ready for shipment. Payment for invoices shall be due in full within *** (***) days of the date of invoice, in immediately available U.S. funds. In the event that Principia's payment remains unpaid more than *** (***) days past the date of invoice, Principia shall pay to Bandwidth any amounts which Bandwidth may incur as a consequence of any payment default hereunder, which shall include, without limitation, interest at *** percent (***%) PER ANNUM, and reasonable attorneys' fees and other reasonable costs of collection. Principia agrees that Bandwidth shall retain a security interest in all Wafers until such time as full payment shall be actually received. In the event of a material adverse change in Principia's credit rating, Bandwidth may unilaterally reduce the amount or terms of credit extended to Principia, including, but not limited to, reduction of the *** (***) day payment terms.

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

          e) Principia shall have fifteen (15) days from the date that the shipment arrives to open and inspect the Wafers using the standard inspection protocol that is stated in EXHIBIT A. Wafers not rejected within that period shall be deemed accepted thereafter, for which no credit or replacements shall be subsequently issued. Rejections reported prior to the end of this period that are demonstrably due to conditions that were extant at the time of shipping shall be replaced by Bandwidth at no charge to Principia, or a credit shall be issued against future orders, if requested by Principia. The terms stated here, including the terms and conditions of the Purchase Order attached hereto as EXHIBIT B, shall supersede any different terms that may appear in any Purchase Order issued by Principia. Any Purchase Order issued by Principia may be accepted according to the quantity and price stated therein, and a binding contract shall be formed at the issuance of a Purchase Order, with any inconsistent terms in Principia's document thereby rejected.


5.   NATURE OF THE RELATIONSHIP BETWEEN THE PARTIES

          a) Except in the case of a material breach of this Agreement by Bandwidth as specified in Paragraph 10(b) below, Bandwidth is and shall remain the exclusive worldwide supplier of up to *** Wafers to Principia for the Term of this Agreement. If and when Principia places a Purchase Order for what would amount to an aggregate annual production of greater than *** (***) Wafers, Bandwidth shall have the option to endeavor to increase its production capacity to meet Principia's demand, and shall notify Principia of its intent, in writing, no later than ten (10) days after receipt of the Excess Order. In the event of such election, the Parties shall endeavor to use best efforts, in good faith, to renegotiate the terms of this Agreement for production of Wafers above the *** unit threshold. If the Parties shall fail, after best efforts, in good faith, to reach a new agreement, Principia shall be permitted to establish a second supplier. The failure of the Parties to reach a new agreement shall not be considered a material breach of this Agreement. The sole effect of such failure shall be that Bandwidth shall no longer be the exclusive worldwide supplier of the Wafers to Principia for annual purchases over and above *** Wafers. Notwithstanding the provisions of this Paragraph 5(a), Principia shall continue to make the Monthly Facility Payments without abatement or reduction until the liquidation of the outstanding balance on the Guarantee Account.

          b) Bandwidth is an independent contractor of Principia. This Agreement confers no additional rights, privileges or obligations upon either Party beyond those stated herein, and an implied duty of good faith and fair dealing of the kind that would normally exist between vendor and customer. The parties do not intend that one Party shall be the agent, representative, or partner of the other Party in any respect. Neither Party shall hold itself out to be the agent, representative, or partner of the other, and neither shall be liable as such.

          c) If and when Principia places a Purchase Order for what would amount to an aggregate annual production of greater than *** (***) Wafers, the Parties shall endeavor in good faith to negotiate pricing for the exclusive manufacturing arrangement contemplated herein that may provide a

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

               reduction to reflect efficiencies realizable due to economies of scale and other reducing factors.


     6.   ORIGIN AND OWNERSHIP OF INTELLECTUAL PROPERTY

          a)   Principia hereby grants to Bandwidth a license to use any and all
               Principia Background IP for the following uses: ***   At the
               request of Bandwidth, Principia shall make the Principia Background IP available in one or more commercially-useful media, ***. In the event that this Agreement is assigned pursuant to
               Section 17, this license shall be fully transferable to any permitted assignee. All transfers of the Technology shall be subject to the terms of the Confidential Disclosure Agreement signed between the Parties and attached hereto as Exhibit G, which shall remain in effect for the entire Term of this Agreement.

          b) Bandwidth hereby grants to Principia a license to use all of the Bandwidth Background IP to the extent that Principia requires the use of the Bandwidth Background IP for the purposes of fulfilling its obligations under Section 2 and Section 3, hereinabove, such license(s) to be worldwide, exclusive, royalty-free, and for the Term of this Agreement.

          c) Upon either Party's discovery, invention, or other recognition of any novel piece of Intellectual Property in the course of the fulfillment of its obligations under this Agreement (the "Developed Intellectual Property"), the developing Party shall promptly disclose to the non-developing Party the nature and application of such development. Upon such disclosure, the Developed Intellectual Property shall become the sole and exclusive property of the Party that created such Intellectual Property, unless the Developed Intellectual Property was the result of the material participation and collaboration of both Parties (the "Joint Intellectual Property").

          d)   ***

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

     7.   GENERAL REPRESENTATIONS AND WARRANTIES

          Each Party to this Agreement individually represents, warrants, and agrees that: (i) it has sufficient autonomy and/or authority to enter into this Agreement; (ii) it is capable of rendering the services and/or attending to the obligations herein set forth; (iii) it is able to use the Technology and related information without restriction;
          (iv) it has no obligation to any other Party and parties that would create a conflict with its performance of its obligations under this Agreement, or otherwise inhibit such performance; (v) it knows of no conflict or potential conflict between its use of the Technology to which it alleges a proprietary interest and that of any other Party. In addition, the Parties hereby represent, warrant, and agree that they and their representatives, agents, and assigns shall not use or employ the Intellectual Property disclosed herein (including substantially similar methodologies) except for the obligations undertaken as set forth herein, nor shall either Party reverse engineer any aspect of the other Party's Background IP.


     8.   LIMITED PRODUCT WARRANTY AND EXCLUSIONS

          Bandwidth warrants that it shall use commercially reasonable efforts to ensure that its manufacturing processes follow the specifications for Principia's structure as set forth in EXHIBIT A, and follow the manufacturing specifications and related process parameters therein established for Wafer manufacture. Bandwidth further warrants that it shall perform the agreed quality control procedures set forth at EXHIBIT A to detect non-conformities, and shall reject wafers having non-conformities outside the range established by those tolerances set forth as part of the manufacturing inspection protocol in EXHIBIT A. Wafers delivered to Principia shall be those measured for conformity to the specifications by a certified measurement and inspection system previously agreed upon by the Parties and are set forth as part of the manufacturing inspection protocol stated in EXHIBIT A. The parties acknowledge and agree that Bandwidth makes no representation or warranty as to its minimum staff availability or as to the outcome or timing of its obligations under this Agreement, and that no such representation or warranty shall be effective unless specifically stated in writing by a duly and actually authorized officer of Bandwidth. Principia will remain solely responsible for ascertaining the design integrity, functionality, and suitability of the Wafers, as well as the absence of intellectual property infringement and design defects.

          AS PROVIDED AT PARAGRAPH 4(E), HEREINABOVE, PRINCIPIA'S SOLE RECOURSE, AND BANDWIDTH'S SOLE LIABILITY, FOR WAFERS THAT ARE NONCONFORMING IN ANY REGARD IS THE REPAIR (TO THE EXTENT THIS OPTION IS AVAILABLE), REPLACEMENT, OR REFUND, SOLELY AT THE ELECTION OF BANDWIDTH, OF SUCH WAFERS, AT BANDWIDTH'S EXPENSE. THIS LIMITED WARRANTY, AS SPECIFICALLY SET FORTH HEREIN, IS THE ONLY WARRANTY THAT APPLIES TO ANY PRODUCT OR SERVICE UNDER THIS AGREEMENT, AND PRINCIPIA SHALL HAVE NO RECOURSE TO ANY OTHER EXPRESS OR IMPLIED WARRANTY.

          IN NO EVENT, UNDER ANY CIRCUMSTANCES, SHALL BANDWIDTH BE LIABLE FOR:
          (I) ANY CLAIM, WHETHER BASED ON WARRANTY, CONTRACT, TORT, PRODUCTS LIABILITY, OR OTHERWISE, OF LOST PROFITS, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS

          OF PROFITS, LOSS OF BUSINESS OPPORTUNITIES, OR LOSS OF USE DAMAGES ARISING FROM THIS AGREEMENT OR THE PERFORMANCE OF SERVICES AND/OR SUPPLY OF PRODUCTS HEREUNDER; (II) ANY CLAIM MADE BASED ON A REJECTED WAFER; (III) ANY CLAIM BASED ON A WAFER THAT HAS BEEN ACCEPTED IN ACCORDANCE WITH PARAGRAPH 4(E); (IV) CLAIMS BASED UPON REJECTIONS ARISING WITH BANDWIDTH'S USE OF ERRONEOUS OR INCOMPLETE SPECIFICATIONS DERIVED FROM ANY INFORMATION FURNISHED BY PRINCIPIA; (V) CLAIMS WHICH RESULT FROM THE EMERGENCE OF LATENT DEFECTS IN, OR NEGLIGENT MANUFACTURE OF, RAW OR BASE MATERIALS USED IN THE EPITAXIAL METAL ORGANIC CHEMICAL VAPOR DEPOSITION PRODUCTION OF THE WAFERS, PROVIDED THAT BANDWIDTH CAN DEMONSTRATE HAVING USED REASONABLE DUE DILIGENCE TO INSPECT ALL RAW OR BASE MATERIALS USED IN WAFER MANUFACTURE UPON RECEIPT; AND (VI) ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OTHER THAN THE FABRICATION BY PRINCIPIA OF THE DEVICE.


     9.   LIABILITY AND INDEMNIFICATION

          Principia hereby agrees to indemnify and hold harmless Bandwidth, its officers, employees, contractors, and affiliates from any and all liabilities, losses, claims, damages, costs, and expenses (including, without limitation, court costs and reasonable attorneys', consultants' and accountants' fees and other expenses and costs of litigation) arising out of or resulting from:

          a) Any legal or administrative claim whatsoever arising with respect to this Agreement or its subject matter, or the design, use, distribution, testing, marketing, or sale of the Wafers or the provision of any services as provided in this Agreement, including, but not limited to, any claim of products liability, design defect, violation of law or regulation (including any product recall), breach of implied warranty, intellectual property infringement, negligence, or other tort or contract claim of any nature whatsoever, including any such claim brought by Principia or any third party; and

          b) Any failure of any business opportunities of Principia, including, without limitation, any such failure due to Principia's dissatisfaction or alleged dissatisfaction with the timeliness, quantity, or outcome of Bandwidth's fulfillment of its obligations hereunder (unless arising for a material breach of the specific terms and conditions of this Agreement).

          Principia's obligation to defend and indemnify Bandwidth with respect to claims asserted by Principia or any third party is conditioned upon the Bandwidth giving prompt written notice to Principia of the claim. Bandwidth shall have sole and exclusive control of the defense of the claim and any settlement negotiations, including the exclusive authority to compromise any claim and make all strategy decisions regarding all facets of the litigation or matter. Principia shall bear all expenses associated with such defense.

     10.  TERM AND TERMINATION

          a) This Agreement shall be in effect as of the Effective Date. The Term of the Agreement shall be defined as the sixty (60) month period commencing on the date in which Principia shall begin making Monthly Facility Availability Payments to Bandwidth under the terms of this Agreement and shall continue in effect for sixty (60) months (the "Term"). Notwithstanding the foregoing, the Term shall expire not later than 31 May 2012. Not later than 1 December 2011 but within thirty (30) days of the end of the Term (unless otherwise agreed by the Parties in writing), the Parties may extend the Term of this Agreement by any number of months mutually agreeable through a written amendment hereto.

          b) This Agreement is terminable by either Party for a material breach upon the passage of thirty (30) days after written notice of such breach without cure.

               Principia may declare Bandwidth to be in "material breach" of this Agreement: (i) in any instance in which Bandwidth fails to meet any Wafer delivery schedule established by Principia and agreed to by Bandwidth in writing; (ii) in any instance when more than *** percent (***%) of the Wafers shipped to Principia fail to meet the established acceptance criteria provided in EXHIBIT A, except that Bandwidth shall not be considered to be in default if: (x) it has materially complied with the Risk Management Plan, which shall be agreed and reduced to writing by the Parties, in good faith and within a reasonable time after the Effective Date (but no more than one hundred twenty (120) days thereafter, and which shall be attached hereto as EXHIBIT H; (y) the alleged breach is due to defective or erroneous technical information supplied by Principia or its agents; or (z) it has provided notice to Principia of a FORCE MAJEURE event; or (iii) for breaches of any material terms or conditions of this Agreement.

               Bandwidth may declare Principia to be in "material breach" of this Agreement in any instance in which Principia: (i) fails to make any payment established by the provisions of this Agreement; or (ii) breaches any material terms or conditions of this Agreement, except that Principia shall not be considered in default if it provides notices to Bandwidth of a FORCE MAJEURE event.

          c) This Agreement may be terminated by either Party immediately in the event that the other Party has invoked, as a debtor, any laws relating to the relief of debtors' or creditors' rights, or has had such laws invoked against it, or has become involved in any liquidation or termination of business, or has been adjudicated bankrupt or involved in an assignment for the benefit of its condition.

          d) The effect of the termination of this Agreement by either Party, once effective, shall be that all rights, privileges and obligations hereunder shall cease, with the following exceptions:

               i) In the event of Principia's default, any unpaid balance payable under Section 4 owed by Principia to Bandwidth (or any minimum required orders that have not been paid for) shall become immediately due and payable, which balance may be collected by recourse to the Pledged Shares, and Bandwidth shall have any and all rights at law to collect the same.

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

               ii) Bandwidth shall deliver, under the delivery terms provided in Paragraph 4(d), hereinabove, all processed or unprocessed Wafers in its custody that belong to Principia (i.e., all those for which Principia has paid), except that Bandwidth may retain any Wafers in its possession to use to set off against liabilities then outstanding from Principia to Bandwidth.

               iii) Both Parties shall immediately return to the other all proprietary information belonging to the other, without retaining any copies, but each Party may retain a catalogue of such proprietary information.

               iv) Both Parties shall observe all provisions of Section 13, should the termination of this Agreement be in dispute.


     11.  NO WAIVER

          Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, or any waiver of the same provision in any other instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.


     12.  NOTICE

          Any notice required or permitted under this Agreement shall be given in writing to the Parties at their respective addresses as specified above, or at such other address for a Party as that Party may specify, by notice: (i) by delivery in hand; (ii) by registered or certified mail, return receipt requested; or (iii) by courier or some other form of expedited delivery service that provides for delivery to the sender of a signed receipt. Notice so sent shall be effective upon receipt unless otherwise specified herein.

          Notices directed to Principia shall be addressed:

          Principia Lightworks, Inc.
          6455 Independence Avenue
          Woodland Hills, CA  91367
          Attn: President

          Notices directed to Bandwidth shall be addressed:

          Bandwidth Semiconductor, LLC
          25 Sagamore Park Road
          Hudson, NH  03051
          Attn: General Manager


     13.  DISPUTES

          a) In the event of any dispute or claim for damages with respect to, or in connection with, this Agreement, or arising out of any of the transactions described herein, the parties will first use all reasonable endeavors to resolve the matter on an amicable basis. No recourse to arbitration by one party against another party will take place unless the Parties have attempted to amicably resolve the matter for a period of not less than thirty
               (30) days.

          b) If the parties are unable to resolve the Dispute in accordance with the provisions of Paragraph 13(a) above, such Dispute will be settled by arbitration as hereinafter provided, which shall be the sole and exclusive procedure for its resolution.

          c) All proceedings in any such arbitration will take place in Chicago, Illinois, according to the American Arbitration Rules of Conciliation and Arbitration. The costs of arbitration shall be shared equally by the Parties.

          d)   Any arbitration award will be final and binding upon the parties.


     14.  FORCE MAJEURE

          Neither Party to this Agreement shall be responsible to the other Party for delays or errors in its performance or other breach under this Agreement occurring solely by reason of circumstances beyond its control, including: acts of civil or military authority; national emergencies; fire; major mechanical breakdown; labor disputes; flood or catastrophe; acts of God; insurrection; war; riots; severe weather; or, solely in the case of Bandwidth as to third parties, delays of suppliers or of the supply of tainted, contaminated, substandard, or non-conforming materials, the existence of which is not discovered until such material is used.


     15.  MISCELLANEOUS

          This Agreement: (i) may be executed in any number of counterparts, each of which, when executed by both Party's to this Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one in the same instrument; (ii) shall be governed by and construed under the laws of The Commonwealth of Massachusetts applicable to contracts made, accepted, and performed wholly in The Commonwealth, without application to the principal of conflict of laws; (ii) except and to the extent expressly provided for in Sections 2, 3, 4, 6, 10, and this Section 15 (see below), this Agreement constitutes the entire agreement between the parties with respect to its subject matter, superseding all prior oral and written (except as previously noted) written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the Parties in such respect; (iv) may be amended, modified, and any right under this Agreement may be waived in whole or part, only by writing signed by both Parties; (v) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this Agreement; (vi) shall bind and inure to the benefit of the Parties and their respective legal representatives, successors and assigns, including, without limitation, to a parties corporate parents or affiliates, provides that no Party may delegate any of its obligations under this Agreement or assign this Agreement except to a related entity or successor by sale or merger, without prior written consent of the other Party;
          (vii) is in the English language only which language shall be controlling in all aspects; (viii) requires the Parties hereto during the entire period it is in effect to maintain general liability insurance with an aggregate value of two million ($2,000,000.00) and each Party shall name the other as an additional insured and shall provide proof of the same.


     16.  COMPLIANCE WITH LAWS GENERALLY

          Both Parties agree they shall diligently comply with all relevant laws, statutes, orders and administrative regulations of all relevant jurisdictions, at all relevant times. Each Party additionally agrees to indemnify and hold the other Party harmless from any governmental action at law that results from the willful or negligent failure of the indemnifying Party to comply with any relevant law, statute, order or administrative regulation. The parties hereby certify that they are, to the best of their knowledge, compliant with all such laws, statutes, orders, and administrative regulations.


     17.  ASSIGNMENT

          This Agreement shall not be assignable by either Party hereto without the express prior written consent of the other Party, except that it may be assigned without such consent to the successors to and assigns of substantially the entire assets and/or business of such Party in a Change of Control transaction. No assignments hereof shall be valid without the assumption in writing by such successors or assigns of all obligations under this Agreement. When duly assigned in accordance with foregoing, this Agreement shall be binding upon and inure to the benefit of the assignee.


     18.  INTEGRATION; ENTIRE AGREEMENT

          This Agreement and the exhibits hereto, contain the entire understanding between the Parties and supersede all prior written and oral agreements, understandings and negotiations, with regard to the subject matter contained herein. This Agreement, including this provision, may not be amended, modified or supplemented absent a written instrument signed by both parties.


     19.  SECRETARY'S CERTIFICATE

           At the time of the execution of this Agreement, Principia shall provide to Bandwidth a Secretary's Certificate, in substantially the same form as attached hereto as EXHIBIT H, which shall represent and warrant that the Principia signatory hereto has been duly authorized as required under Principia's Charter, By-laws, or other controlling corporate documents and protocols.

     20.  UNITED STATES EXPORT REGULATIONS

          The Parties are subject to the Export Regulations of the United States Department of Commerce and other regulatory agencies that regulate the export from the United States of certain technical data, information and materials. Because of these regulations, the Parties to this Agreement recognize that they may not be able to export certain technical data, information and materials to certain countries, if at all, without a validated export license. Principia and Bandwidth represent to each other that they are sufficiently knowledgeable regarding such Export Regulations and agree to exercise all necessary due diligence to insure that such regulations are not violated during the course of their joint and individual performance of the obligations set forth herein, including, but not limited to, undertaking to secure a similar representation from all customers to whom to whom the Device is sold.


IN WITNESS WHEREOF, the Parties hereto have set their respective had and seals signifying their concurrence and endorsement with and of the foregoing, in a number of counterpart copies, each of which shall be deemed to be an original for all purposes and deemed effective and binding on the date at the head of this document.


PRINCIPIA LIGHTWORKS, INC.

/s/ Michael D. Tiberi
-----------------------------
By:    Michael D. Tiberi
Title: President
Date:  August 29, 2006


BANDWIDTH SEMICONDUCTOR, LLC

/s/ Edward Gagnon
-----------------------------
By:    Edward Gagnon
Title: General Manager
Date:  August 29, 2006